Exhibit 3.1
SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BITGO HOLDINGS, INC.
The undersigned, Michael A. Belshe, hereby certifies that:
1.    He is the duly elected President of BitGo Holdings, Inc., a Delaware corporation.
2.    The initial Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 22, 2017, under the name “BitGo Holdings, Inc.”.
3.    The Sixth Amended and Restated Certificate of Incorporation of this corporation, as amended to date, shall be further amended and restated to read in full as follows:
ARTICLE I
The name of this corporation is BitGo Holdings, Inc. (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
(A)    Classes of Stock. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” (which shall be divided into three subclasses as further described in this Article IV(A)) and “Preferred Stock”. The total number of shares of Common Stock that the Company is authorized to issue is 298,457,345 shares, par value $0.0001 per share, 139,950,076 of which are designated “Class A Common Stock”, 140,000,000 of which are designated “Class B Common Stock,” and 18,507,269 of which are designated “Class F Common Stock”. The total number of shares of Preferred Stock that the Company is authorized to issue is 68,965,833 shares, par value $0.0001 per share, 2,780,080 of which are designated “Series Seed Preferred Stock”, 21,005,676 of which are designated “Series A Preferred Stock”, 16,820,400 of which are designated “Series B Preferred Stock”, 4,235,374 of which are designated “Series B-1 Preferred Stock”, 1,896,757 of which are designated “Series B-2 Preferred Stock”, 7,000,000 of which are designated “Series B-3 Preferred

Stock”, 12,464,321 of which are designated “Series C Preferred Stock”, 93,482 of which are designated “Series C-1 Preferred Stock”, and 2,669,743 of which are designated “Series C-2 Preferred Stock”.
(B)    Rights, Preferences and Restrictions. The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock, including the Class A Common Stock, Class B Common Stock and the Class F Common Stock, and the Preferred Stock, including the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, and the Series C-2 Preferred Stock, are as set forth below in this Article IV(B).
1.    Dividend Provisions.
(a)    Preferred Stock. The holders of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Class F Common Stock, Class B Common Stock or Class A Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Class F Common Stock, Class B Common Stock or Class A Common Stock) on Class F Common Stock, Class B Common Stock and/or Class A Common Stock, at the rate of (i) $1.283664 per share with respect to each share of Series C-2 Preferred Stock, (ii) $1.283664 per share with respect to each share of Series C-1 Preferred Stock, (iii) $1.283664 per share with respect to each share of Series C Preferred Stock, (iv) $0.3202 per share with respect to each share of Series B-3 Preferred Stock, (v) $0.147624 per share with respect to each share of Series B-2 Preferred Stock, (vi) $0.2833 per share with respect to each share of Series B-1 Preferred Stock, (vii) $0.2021 per share with respect to each share of Series B Preferred Stock, (viii) $0.0475 per share with respect to each share of Series A Preferred Stock, and (ix) $0.1726 per share with respect to each share of Series Seed Preferred Stock, in each case, as adjusted for any stock split, stock dividend, combination or other recapitalization.
(b)    Class F Common Stock and Class B Common Stock. Subject to the prior rights of the Preferred Stock as set forth in Article IV(B)(1)(a) above, the holders of the Class F Common Stock and Class B Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, when and as declared by the Board of Directors of the Company (the “Board of Directors”), out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors; provided, however, that, in the event that there shall be payable any dividend on shares of the Class F Common Stock and Class B Common Stock pursuant to this Article IV(B)(1)(b), such dividend shall be distributed among the holders of Preferred Stock, the holders of Class F Common Stock and the holders of Class B Common Stock pro rata based on the number of shares of Class A Common Stock then held by such holders, assuming, for this purpose, conversion of all Preferred Stock, Class F Common Stock and Class B Common Stock into shares of Class A Common Stock at the then applicable conversion rate.

(c)    Class A Common Stock. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that, in the event that there shall be payable any dividend on shares of the Class A Common Stock pursuant to this Article IV(B)(1)(c), such dividend shall be distributed among the holders of Preferred Stock and the holders of Class A Common Stock pro rata based on the number of shares of Class A Common Stock then held by such holders, assuming, for this purpose, conversion of all Preferred Stock into shares of Class A Common Stock at the then applicable conversion rate.
(d)    Dividends on shares of Common Stock and Preferred Stock, under this Article IV(B)(1) shall be payable when, as and if declared by the Board of Directors, and shall not be cumulative, and no right shall accrue to holders of such stock under this Article IV(B)(1) by reason of the fact that dividends on said shares are not declared in any prior period.
2.    Liquidation.
(a)    Preferences.
(i)    Preferential Payments to Holders of Series C-2 Preferred Stock, Holders of Series C-1 Preferred Stock, Holders of Series C Preferred Stock, Holders of Series B-3 Preferred Stock, Holders of Series B-2 Preferred Stock, Holders of Series B-1 Preferred Stock and Holders of Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Series C-2 Preferred Stock, the holders of the Series C-1 Preferred Stock, the holders of the Series C Preferred Stock, the holders of the Series B-3 Preferred Stock, the holders of the Series B-2 Preferred Stock, the holders of the Series B-1 Preferred Stock and the holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis with respect to one another but prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock, Series Seed Preferred Stock, and Common Stock by reason of their ownership thereof, an amount per share equal to (A) with respect to shares of the Series C-2 Preferred Stock, the greater of (1) $16.0458, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series C-2 Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series C-2 Liquidation Amount”); (B) with respect to shares of the Series C-1 Preferred Stock, the greater of (1) $16.0458, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series C-1 Liquidation

Amount”); (C) with respect to shares of the Series C Preferred Stock, the greater of (1) $16.0458, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series C Liquidation Amount”); (D) with respect to shares of the Series B-3 Preferred Stock, the greater of (1) $4.0028, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series B-3 Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series B-3 Liquidation Amount”); (E) with respect to shares of the Series B-2 Preferred Stock, the greater of (1) $1.8453, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series B-2 Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series B-2 Liquidation Amount”); (F) with respect to shares of the Series B-1 Preferred Stock, the greater of (1) $3.5416, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series B-1 Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series B-1 Liquidation Amount”); and (G) with respect to shares of the Series B Preferred Stock, the greater of (1) $2.5267, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C-2 Preferred Stock, the holders of shares of Series C-1 Preferred Stock, the holders of shares of Series C Preferred Stock, the holders of shares of Series B-3 Preferred Stock, the holders of shares of Series B-2 Preferred Stock, the holders of shares of Series B-1 Preferred Stock and the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Article IV(B)(2)(a)(i), then the holders of shares of Series C-2 Preferred Stock, the holders of shares of Series C-1 Preferred Stock, the holders of shares of Series C Preferred Stock, the holders of shares of Series B-3 Preferred Stock, the holders of shares of Series B-2 Preferred Stock, the holders of shares of Series B-1 Preferred Stock and the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares then held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)    Preferential Payments to Holders of Series A Preferred Stock and Holders of Series Seed Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after the payment of all preferential amount required to be paid to the holders of Series C-2 Preferred Stock, the holders of Series C-1 Preferred Stock, the holders of Series C Preferred Stock, the holders of Series B-3 Preferred Stock, the holders of Series B-2 Preferred Stock, the holders of Series B-1 Preferred Stock and Series B Preferred Stock pursuant to Article IV(B)(2)(a)(i) herein, and subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock and the holders of the Series Seed Preferred Stock shall be entitled to receive, on a pari passu basis with respect to one another but prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (A) with respect to shares of the Series A Preferred Stock, the greater of (1) $0.5935, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series A Liquidation Amount”) and (B) with respect to shares of the Series Seed Preferred Stock, the greater of (1) $0.7194, plus any dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause is hereinafter referred to as the “Series Seed Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and the holders of shares of Series Seed Preferred Stock the full amount to which they shall be entitled under this Article IV(B)(2)(a)(ii), then the holders of shares of Series A Preferred Stock and the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares then held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(b)    Remaining Assets. Upon satisfaction of the preferences set forth in Article IV(B)(2)(a) above, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on: (i) with respect to the Class A Common Stock, the number of shares then held by each holder of Class A Common Stock; (ii) with respect to the Class B Common Stock, the greater of (A) the number of shares then held by each holder of Class B Common Stock, or (B) the number of shares then held by each holder of Class B Common Stock had all shares of Class B Common Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up; and (iii) with respect to the Class F Common Stock, the greater of (A) the number of shares then held by each holder of Class F Common Stock, or (B) the number of shares then held by each holder of Class F

Common Stock had all shares of Class F Common Stock been converted into Class A Common Stock pursuant to Article IV(B)(4) herein immediately prior to such liquidation, dissolution or winding up.
(c)    Certain Acquisitions.
(i)    Deemed Liquidation. For purposes of this Article IV(B)(2), a liquidation, dissolution, or winding up of the Company shall be deemed to occur if the Company (A) sells, conveys, exclusively licenses or otherwise disposes of all or substantially all of the intellectual property, assets, property or business of the Company and its subsidiaries, taken as a whole, (B) merges with or into or consolidates with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary corporation), or (C) effects any other transaction or series of related transactions (whether by merger, consolidation or otherwise) in which more than fifty percent (50%) of the voting power of the Company is disposed of (each of clauses (A) through (C), a “Deemed Liquidation Event”); provided, that this Article IV(B)(2)(c)(i) shall not apply to (1) a merger effected exclusively for the purpose of changing the domicile of the Company or creating a holding company structure, (2) an equity financing in which the Company is the surviving corporation, or (3) a transaction in which the stockholders of the Company immediately prior to the transaction own fifty percent (50%) or more of the voting power of the surviving corporation following the transaction.
(ii)    Valuation of Consideration. In the event of a Deemed Liquidation Event as described in Article IV(B)(2)(c)(i) above, if the consideration received by the Company is other than cash, then its value will be deemed its fair market value. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability:
(1)    If traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;
(2)    If actively traded over-the-counter, then the value shall be deemed to the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and
(3)    If there is no active public market, then the value shall be the fair market value thereof, as mutually determined by the Company and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate) shall be to make an appropriate discount from the market value determined as above in Article IV(B)(2)(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock.
(C)    If any portion of the consideration payable to the stockholders of the Company with respect to a Deemed Liquidation Event is payable only upon satisfaction of contingencies (the “Additional Consideration”), then (y) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Article IV(B)(2)(a) herein as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (z) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Article IV(B)(2)(a) herein after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article IV(B)(2)(c)(ii)(C), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration when actually released.
(iii)    BHCA Consideration. Notwithstanding anything herein to the contrary, no BHCA Stockholder (as defined herein) shall be required to accept as consideration in connection with any liquidation, dissolution, winding-up of the Company or other Deemed Liquidation Event: (a) securities of a bank, bank holding company, financial holding company or covered fund (in each case, as defined under the Bank Holding Company Act (as defined herein)) or (b) any securities where the holding or receipt of which, directly or indirectly, by a BHCA Stockholder or any of its Affiliates, would present a material regulatory, legal or reputational risk to such BHCA Stockholder or any of its Affiliates, in each case, as reasonably determined in good faith by such BHCA Stockholder after reasonable prior consultation and discussion with the Company.
(iv)    Notice of Transaction. The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article IV(B)(2), and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of Preferred Stock, voting together on an as-converted to Class A Common Stock basis.
(v)    Effect of Noncompliance. In the event that the requirements of this Article IV(B)(2)(c) are not complied with, the Company shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV(B)(2)(c)(iv) hereof.
3.    Redemption. Except as provided in Section 2.4(h) of that Eighth Amended and Restated Investors’ Rights Agreement, dated February 1, 2024, by and among the Company and the investors party thereto (as amended and in effect from time to time, the “Investors’ Rights Agreement”) (the “BHCA Put Right”) and the fulfilment of indemnity obligations involving the forfeiture or redemption of stock pursuant to a separate business acquisition agreement approved by the Board of Directors, the Preferred Stock and Common Stock are not redeemable at the option of the holder thereof.
4.    Conversion. The holders of the Series C-2 Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B-3 Preferred Stock, Series B-2 Preferred Stock, Series B-1 Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock, Class F Common Stock and Class B Common Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert Preferred Stock and Class F Common Stock.
(i)    Subject to Article IV(B)(4)(c) herein, each share of Series C-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $16.0458 by the Series C-2 Conversion Price (as defined below) in effect at the time of conversion. The “Series C-2 Conversion Price” shall initially be equal to $16.0458. Such initial Series C-2 Conversion Price, and the rate at which shares of Series C-2 Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series C-2 Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.

(ii)    Subject to Article IV(B)(4)(c) herein, each share of Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $16.0458 by the Series C-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series C-1 Conversion Price” shall initially be equal to $16.0458. Such initial Series C-1 Conversion Price, and the rate at which shares of Series C-1 Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series C-1 Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(iii)    Subject to Article IV(B)(4)(c) herein, each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $16.0458 by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to $16.0458. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series C Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(iv)    Subject to Article IV(B)(4)(c) herein, each share of Series B-3 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $4.0028 by the Series B-3 Conversion Price (as defined below) in effect at the time of conversion. The “Series B-3 Conversion Price” shall initially be equal to $4.0028. Such initial Series B-3 Conversion Price, and the rate at which shares of Series B-3 Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Section 1V(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series B-3 Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(v)    Subject to Article IV(B)(4)(c) herein, each share of Series B-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $3.8649 by the Series B-2 Conversion Price (as defined below) in effect at the time of conversion. The “Series B-2 Conversion Price” shall initially be equal to $3.8649. Such initial Series B-2 Conversion Price, and the rate at which shares of Series B-2 Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series B-2 Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(vi)    Subject to Article IV(B)(4)(c) herein, each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $3.5416 by the Series B-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series B-1 Conversion Price” shall initially be equal to $3.5416. Such initial Series B-1 Conversion Price, and the rate at which shares of Series B-1 Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Section 1V(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series B-1 Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(vii)    Subject to Article IV(B)(4)(c) herein, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $2.5267 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $2.5267. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series B Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(viii)    Subject to Article IV(B)(4)(c) herein, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $0.5935 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $0.5935. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series A Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(ix)    Subject to Article IV(B)(4)(c) herein, each share of Series Seed Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including just prior to a Deemed Liquidation Event), at the office of the Company or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $2.1582 by the Series Seed Conversion Price (as defined below) in effect at the time of conversion. The “Series Seed Conversion Price” shall initially be equal to $2.1582. Such initial Series Seed Conversion Price, and the rate at which shares of Series Seed Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Article IV(B)(4)(d) below. For the avoidance of doubt, the rate at which the shares of the Series Seed Preferred Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(x)    Subject to Article IV(B)(4)(c) herein, each share of Class F Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock and without the payment of additional consideration by the holder thereof, into the same number of fully paid and nonassessable shares of Class A Common Stock (such conversion ratio to be proportionately and appropriately adjusted for any stock split, stock dividend or similar recapitalization with respect to the Class A Common Stock for which the Class F Common Stock was not proportionally adjusted as provided under Article IV(B)(4)(d)(iv) herein). For the avoidance of doubt, the rate at which the shares of the Class F Common Stock may be converted into shares of Class A Common Stock as of the date hereof shall be 1:1.
(xi)    For purposes hereof, “Conversion Price” shall mean, (A) with respect to the Series C-2 Preferred Stock, the Series C-2 Conversion Price, (B) with respect to the Series C-1 Preferred Stock, the Series C-1 Conversion Price, (C) with respect to the Series C Preferred Stock, the Series C Conversion Price, (D) with respect to the Series B¬3 Preferred Stock, the Series B-3 Conversion Price, (E) with respect to the Series B-2 Preferred Stock, the Series B-2 Conversion Price, (F) with respect to the Series B-1 Preferred Stock, the Series B-1 Conversion Price, (G) with respect to the Series B Preferred Stock, the Series B Conversion Price, (H) with respect to the Series A Preferred Stock, the Series A Conversion Price, and (I) with respect to the Series Seed Preferred Stock, the Series Seed Conversion Price.

(b)    Automatic Conversion of Preferred Stock and Class F Common Stock. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the applicable Conversion Price at the time in effect for such share, and each share of Class F Common Stock shall automatically be converted into a share of Class A Common Stock, immediately upon the earlier of: (i) except as provided below in Article IV(B)(4)(c) herein, the Company’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate gross cash proceeds to the Company in excess of $75,000,000, net of underwriting discount and commissions, or (ii) (A) with respect to the automatic conversion of a series of Preferred Stock other than the Series C Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of such series of Preferred Stock; (B) with respect to the automatic conversion of the Series C Preferred Stock, the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Series C Preferred Stock, voting together as a separate class; and (C) with respect to the automatic conversion of the Class F Common Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Common Stock.
(c)    Mechanics of Conversion of Preferred Stock and Class F Common Stock. Before any holder of Preferred Stock or Class F Common Stock shall be entitled to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such Preferred Stock or Class F Common Stock, and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock or Class F Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock or Class F Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or the occurrence or completion of any other event, then the conversion may, at the option of any holder tendering such Preferred Stock or Class F Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the occurrence or completion of such other event, in which event the person(s) entitled to receive Class A Common Stock upon conversion shall not be deemed to have converted such Preferred Stock or Class F Common Stock until immediately prior to the closing of such sale of securities or the occurrence or completion of such specified other event.

(d)    Conversion of Class B Common Stock.
(i)    Optional Conversion. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Class A Common Stock. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Class B Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Class B Contingency Events have occurred) shall be the time of conversion (the “Class B Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class A Common Stock upon conversion of the Class B Common Stock shall not be deemed to have had such Class B Common Stock converted into Class A Common Stock until immediately prior to the closing of such sale of securities. The Company shall, as soon as practicable after the applicable Class B Conversion Time, issue and deliver to such holder of Class B Common Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate that were not converted into Class A Common Stock. All shares of Class B Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the applicable Class B Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor.
(ii)    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest to occur of (the earliest to occur of the events referred to in the following clauses (A)-(F), the “Class B Automatic Conversion”):
(A)    the date fixed by the Board of Directors that is no less than 61 days and no more than 180 days following the first day after 11:59 p.m. Pacific Time on the Public Offering Date (as defined below) that the number of Threshold Shares (as defined below) is less than 70% of the number of Threshold Shares at 11:59 p.m. Pacific Time on the Public Offering Date;
(B)    the date fixed by the Board of Directors that is no less than 61 days and no more than 180 days following the first time that both (i) the Founder is no longer providing services to the Company as an officer, employee or consultant (other than as a result of Founder’s employment with the Company being terminated without Cause) and (ii) the Founder is no longer a member of the Board of Directors as a result of a voluntary resignation by the Founder from the Board of Directors or as a result of a written request by the Founder not to be renominated as a member of the Board of Directors at a meeting of stockholders;
(C)    the date fixed by the Board of Directors following the date that the Founder’s employment with the Company is terminated for Cause (as defined below);
(D)    the date that is 12 months after the date of the death or Disability (as defined below) of the Founder, provided that a majority of the Independent Directors may extend such date to a date that is up to 18 months after the death or Disability of Founder;
(E)    the date that is the 15th anniversary of the Public Offering Date; and
(F)    the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class.
The Company shall provide notice of a Class B Automatic Conversion to record holders of all then-outstanding shares of Class B Common Stock as soon as practicable following such Class B Automatic Conversion. Such notice shall be provided by any means then permitted by the Delaware General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of a Class B Automatic Conversion. Upon and after a Class B Automatic Conversion, each record holder of then-outstanding shares of Class B Common Stock immediately prior to such Class B Automatic Conversion shall be registered on the Company’s books as the record holder of the shares of Class A Common Stock issued upon such Class B Automatic Conversion without further action on the part of such record holder. Immediately upon the effectiveness of a Class B Automatic Conversion, the rights of the holders of the shares of Class B Common Stock converted pursuant to a Class B Automatic Conversion shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted
(iii)    Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Class B Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock. The person(s) entitled to shares of Class A Common Stock upon a Class B Transfer shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the date of such Class B Transfer.
(iv)    Policies and Procedures. The Company may, from time to time, establish such policies and procedures, not in violation of applicable law, this Restated Certificate or the Bylaws of the Company (as may be amended, modified or restated, the “Bylaws”), relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Company has reason to believe that a Class B Transfer that is not a Permitted Transfer has occurred, the Company may request that the purported transferor furnish affidavits or other evidence to the Company as it reasonably deems necessary to determine whether a Class B Transfer that is not a Permitted Transfer has occurred, and if such transferor does not, within ten days after the date of such request, furnish sufficient (as reasonably determined by the Board of Directors (but not a committee thereof)) evidence to the Company (in the manner provided in the request) to enable the Company to determine that such Class B Transfer was a Permitted Transfer, any such shares of Class B Common Stock included in such Class B Transfer, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock on a one-to-one basis, and such conversion shall thereupon be registered on the books and records of the Company. In connection with any action of stockholders taken at a meeting, the stock ledger of the Company shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

(v)    Definitions. As used in this Restated Certificate, the following terms shall have the meanings set forth below:
(A)    “Cause” shall mean: (a) the Founder willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) the Founder commits a material breach of any written agreement between the Founder and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Founder from the Board of Directors; (c) the Founder willfully refuses to implement or follow a directive by the Board of Directors, directly related to a breach of the Founder’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Founder from the Board of Directors; (d) the Founder engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with the Founder’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Founder from the Board of Directors; or (e) the Founder’s conviction of, or plea of guilty or no contest to, a felony that results in, or would reasonably be expected to result in, a material loss, material reputational damage or other material harm to the Company, as determined in good faith by the Board of Directors (including a majority of the disinterested members of the Board of Directors)
(B)    “Class B Transfer” shall mean any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of a share of Class B Common Stock, or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Class B Transfer”:
(1)    the granting of a proxy to one or more officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(2)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(3)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Company is a party;
(4)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control (as defined below) over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted to such pledgee pursuant to such pledge) shall constitute a Class B Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(5)    the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Class B Transfer of such shares of Class B Common Stock; provided, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Class B Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Class B Transfer;
(6)    entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Class B Transfer” at the time of such sale; or
(7)    entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event (as defined below) (including, without limitation, tendering or voting shares of Class B Common Stock in connection with such a transaction, the consummation of such a transaction or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with such a transaction); provided, that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or disposition of Class B Common Stock or any legal or economic interest therein pursuant to such a transaction, or any grant of a proxy over Class B Common Stock with respect to such a transaction without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Class B Transfer” of such Class B Common Stock unless such transaction was approved by the Board of Directors prior to the taking of such action.
A Class B Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, Permitted Foundation or Permitted IRA, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity, Permitted Foundation or Permitted IRA or (ii) an entity that is a Qualified Stockholder, if there occurs a transfer on a cumulative basis of a majority of the voting power of the voting securities of such Qualified Stockholder, or securities that otherwise entitle a party to elect a majority of the members of the board of directors or governing body, of such Qualified Stockholder or any direct or indirect Parent of such Qualified Stockholder, other than a transfer to parties that are holders of voting securities of any such Qualified Stockholder or Parent of such Qualified Stockholder.
(C)    “Disability” or “Disabled” shall mean, with respect to the Founder, the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Company than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.
(D)    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
(E)    “Founder” shall mean Michael A. Belshe.
(F)     “Independent Directors” shall mean the members of the Board of Directors designated as independent directors in accordance with (i) the requirements of any national stock exchange under which the Company’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Company’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.
(G)    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity or is otherwise entitled to elect a majority of the members of the board of directors, or entitled to appoint or act as the governing body, of such entity.
(H)     “Permitted Affiliate” shall mean a Permitted Entity, Permitted Foundation, Permitted IRA or Permitted Transferee.
(I)     “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Permitted Entity of such Qualified Stockholder or of one or more Family Members of such Qualified Stockholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Permitted Entity of such Qualified Stockholder or of one or more Family Members of such Qualified Stockholder.
(J)     “Permitted Foundation” shall mean with respect to a Qualified Stockholder, a trust or private non-operating foundation that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as (a) such Qualified Stockholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and (b) the Class B Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.
(K)     “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
(L)    “Permitted Transfer” shall mean, and be restricted to, any Class B Transfer of a share of Class B Common Stock:
(1)    by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, (iii) any Permitted Foundation of such Qualified Stockholder or (iv) any Permitted IRA of such Qualified Stockholder; or
(2)    by a Permitted Entity, Permitted Foundation or Permitted IRA of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (ii) any other Permitted Entity, Permitted Foundation or Permitted IRA of such Qualified Stockholder.
(M)     “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(N)     “Permitted Trust” shall mean a bona fide trust where each trustee is: (a) a Qualified Stockholder; (b) a Family Member of such Qualified Stockholder; (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments; or (d) an individual who may be removed and replaced at the sole discretion of a Qualified Stockholder or a Family Member of such Qualified Stockholder.
(O)     “Public Offering Date” shall mean the date on which a registration statement filed under the Securities Act for either the initial firm-commitment underwritten public offering of Class A Common Stock or a direct listing of Class A Common Stock is declared effective.
(P)     “Qualified Stockholder” shall mean: (a) the record holder of a share of Class B Common Stock; (b) the initial record holder of any shares of Class B Common Stock that are originally issued by the Company pursuant to the exercise or exchange or conversion of any Class A Common Stock, Option or Convertible Security; and (c) a Permitted Transferee.
(Q)     “Threshold Shares” shall mean, with respect to the Founder as of a particular time, the sum of (without duplication): (a) any shares of capital stock of the Company, including Class A Common Stock and Class B Common Stock, held by the Founder or his Permitted Affiliates as of such time;

and (b) any shares of capital stock of the Company, including Class A Common Stock and Class B Common Stock, underlying any Options or Convertible Securities held by the Founder or his Permitted Affiliates as of such time, whether such securities are vested or unvested, earned or unearned, convertible into or exchangeable or exercisable as of such time or in the future.
(R)     “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(vi)    Status of Converted Class B Common Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article IV(B)(4)(d), the shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued.
(vii)    Effect of Conversion on Payment of Dividends to Class B Common Stock. Notwithstanding anything to the contrary in this Article IV(B)(4)(d), if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this Article IV(B)(4)(d) occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such shares of Class B Common Stock shall automatically be converted to Class A Common Stock, on a one-to-one basis.
(viii)    Determination by the Board of Directors: In case of an ambiguity in the application of any provision set forth in this Article IV(B)(4)(d) or in the meaning of any term or definition set forth in this Article IV(B)(4)(d), the Board of Directors (but not a committee thereof), shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Company. Such determination shall be evidenced in a writing adopted by the Board of Directors, and such writing shall be made available for inspection by any holder of capital stock of the Company at the principal executive offices of the Company.
(ix)    Amendments and Changes. In addition to any vote required by applicable law or the other provisions of this Restated Certificate, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the holders representing a majority of the then-outstanding shares of Class B Common Stock (voting separately as a single class), amend, alter, repeal or waive this Article IV(B)(4)(d) or Article IV(B)(5)(a) of this Restated Certificate.
(e)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    Issuance of Additional Stock below Purchase Price. With respect to any series of Preferred Stock, if the Company shall issue, after the date upon which any shares of such series of Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article IV(B)(4)(e)(i), unless otherwise provided in this Article IV(B)(4)(e)(i).
(A)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Article IV(B)(4)(e)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect for such series of Preferred Stock by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock issuable by dividing the aggregate consideration to be received by the Company for such issuance of Additional Stock by the existing Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock issued in such transaction. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Article IV(B)(4)(e)(i)(E) below.
(B)    Definition of “Additional Stock”. For purposes of this Article IV(B)(4)(e)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)(4)(e)(i)(E) herein) by the Company after the applicable Purchase Date) other than:
(1)    Class A Common Stock issued pursuant to a transaction described in Article IV(B)(4)(e)(ii) herein;
(2)    Shares of Class A Common Stock issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors;
(3)    Shares of Class A Common Stock, Class B Comon Stock or Class F Common Stock issuable upon exercise of options,

warrants, notes or other rights to acquire securities of the Company outstanding as of the date hereof;
(4)    Shares of Class A Common Stock issuable or issued to financial institutions, lessors or other lenders in connection with commercial credit arrangements, equipment financings, bridge financings, commercial property lease transactions, or similar transactions, the terms of which have been approved by the Board of Directors;
(5)    Shares of Class A Common Stock issuable or issued as consideration to the purchaser(s), sellers and/or strategic partners pursuant to or otherwise in connection with strategic partnership transactions or other transactions in an amount not to exceed, in the aggregate, 70,500,000 shares, the terms of which have been approved by the Board of Directors;
(6)    Shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock, Class B Common Stock or Class F Common Stock;
(7)    Shares of Class A Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock, Class B Common Stock and Class F Common Stock will be automatically converted to Class A Common Stock; and
(8)    Shares of Class B Common Stock issued or issuable to the Founder or a Permitted Affiliate in exchange for outstanding shares of Class A Common Stock or shares of Class B Common Stock issued to the Founder or a Permitted Affiliate in exchange of options, warrants, notes or other rights to acquire securities of the Company held by the Founder or a Permitted Affiliate, in each case, pursuant to an agreement or other arrangement approved by the Board of Directors.
(C)    No Fractional Adjustments. No adjustment of the Conversion Price for any series of the Preferred Stock shall be made in an amount less than one cent per share; provided, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.
(D)    Determination of Consideration. In the case of the issuance of Class A Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Class A Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.
(E)    Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Class A Common Stock, securities by their terms convertible into or exchangeable for Class A Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article IV(B)(4)(e)(i):
(1)    The aggregate maximum number of shares of Class A Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Class A Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV(B)(4)(e)(i)(D) herein), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Class A Common Stock covered thereby.
(2)    The aggregate maximum number of shares of Class A Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV(B)(4)(e)(i)(D) herein).

(3)    In the event of any change in the number of shares of Class A Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Class A Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Class A Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5)    The number of shares of Class A Common Stock deemed issued and the consideration deemed paid therefor pursuant to Articles IV(B)(4)(e)(i)(E)(1) herein and IV(B)(4)(e)(i)(E)(2) herein shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Articles IV(B)(4)(e)(i)(E)(3) herein or IV(B)(4)(e)(i)(E)(4) herein.
(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(B)(4)(e)(i) herein, except to the limited extent provided for in Articles IV(B)(4)(e)(i)(E)(3) herein and IV(B)(4)(e)(1)(E)(4), no adjustment of the Conversion Price pursuant to this Article IV(B)(4)(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(ii)    Stock Splits and Dividends. In the event that the Company at any time or from time to time after the Purchase Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Article IV(B)(4)(d)(i)(E) herein.
(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
(iv)    Corresponding Adjustments to Common Stock. In no event shall the outstanding shares of: (a) Class A Common Stock be subdivided, combined or consolidated without a corresponding and proportionate subdivision, combination or consolidation of the Class B Common Stock and Class F Common Stock, (b) Class F Common Stock be subdivided, combined or consolidated without a corresponding and proportionate subdivision, combination or consolidation of the Class A Common Stock and Class B Common Stock and (c) Class B Common Stock be subdivided, combined or consolidated without a corresponding and proportionate subdivision, combination, or consolidation of the Class A Common Stock and Class F Common Stock. In no event shall the Company declare, or the holders of Class A Common Stock receive, a dividend of any kind, or any other distribution, including any distribution (A) payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder of Class A Common Stock for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) or (B) in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, in each case, without a corresponding and proportionate distribution to the holders of Class F Common Stock and Class B Common Stock.
(f)    Other Distributions. In the event that the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)(4)(e)(ii) herein, then, in each such case for the purpose of this Article IV(B)(4)(g), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.
(g)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article IV(B)(4) or Article IV(B)(2) herein), then provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)(4) with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(h)    No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV(B)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock, Class B Common Stock and Class F Common Stock against impairment.
(i)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Class A Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the number of shares of Class A Common Stock issuable upon such aggregate conversion.
(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Article IV(B)(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Class

A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.
(j)    Notices of Record Date. In the event of (x) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, (y) any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Deemed Liquidation Event or (z) the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
(k)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of: (i) Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class F Common Stock, Class B Common Stock and Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class F Common Stock, Class B Common Stock and Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Class F Common Stock, Class B Common Stock and Preferred Stock, in addition to such other remedies as shall be available to the holder of such Class F Common Stock, Class B Common Stock or Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation in effect at such time.
(l)    Notices. Any notice required by the provisions of this Article IV(B)(4) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.
(m)    Waiver of Adjustment to Applicable Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the applicable Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.    Voting Rights.
(a)    General. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holder of each share of Class A Common Stock and Class F Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise provided in this Restated Certificate or required by law, the holder of each share of Class B Common Stock shall have the right to 15 votes for each share of Class B Common Stock, and shall be entitled to notice of any stockholders’ meetings in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as provided by law or by the other provisions hereof, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. Except as otherwise provided in this Restated Certificate or required by law, holders of Class A Common Stock, Class F Common Stock and Class B Common Stock shall vote together as a single class. Notwithstanding the foregoing, in accordance with Article IV(B)(5)(d) below, no BHCA Stockholder shall be entitled to vote, or consent with respect to, more than 4.99% of the outstanding shares of any “class of voting securities” (as defined below) of the Company with respect to any election of any director, and any shares in excess of such percentage held by a BHCA Stockholder shall not be counted for purposes of determining whether the requisite vote or written consent has been obtained or be counted towards any quorum required pursuant to the Certificate of Incorporation.
(b)    Election of Directors.
(i)    Series B Directors. The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company (each, a “Series B Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Series B Preferred Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of majority of such stockholders. If the holders of shares of a majority of the issued and outstanding Series B Preferred Stock fail to elect the Series B Directors, then such directorship(s) not so filled shall remain vacant until such time as the holders of record of the shares of a majority of the issued and outstanding Series B Preferred Stock, exclusively and as a separate class, elect a person to fill such directorship(s) by vote or majority written consent in lieu of a meeting; and no such directorship(s) may be filled by stockholders of the Company other than by the holders of a majority of the issued and outstanding Series B Preferred Stock that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

(ii)    Series A Director. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Series A Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Series A Preferred Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a majority written consent of such stockholders. If the holders of shares of a majority of the issued and outstanding shares of Series A Preferred Stock fail to elect the Series A Director, then such directorship not so filled shall remain vacant until such time as the holders of record of a majority of the issued and outstanding shares of Series A Preferred Stock, exclusively and as a separate class, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of a majority of the issued and outstanding Series A Preferred Stock that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.
(iii)    Series Seed Director. The holders of record of the shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Series Seed Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Series Seed Preferred Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a majority written consent of such stockholders. If the holders of a majority of the issued and outstanding shares of Series Seed Preferred Stock fail to elect the Series Seed Director, then such directorship not so filled shall remain vacant until such time as the holders of record of a majority of the issued and outstanding shares of Series Seed Preferred Stock, exclusively and as a separate class, elect a person to fill such directorship by vote or majority written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of Series Seed Preferred Stock that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.
(iv)    Class F Director. The holders of record of the shares of Class F Common Stock and Class B Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Class F Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Class F Common Stock and Class B Common Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a majority written consent of such stockholders. If the holders of shares of a majority of the issued and outstanding shares of Class F Common Stock and Class B Common Stock fail to elect the Class F Director, then such directorship not so filled shall remain vacant until such time as the holders of record of a majority of the issued and outstanding shares of Class F Common Stock and Class B Common Stock, exclusively and as a separate class, elect a person to fill such directorship by vote or majority written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of Class F Common Stock and Class B Common Stock that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.
(v)    Common Director. The holders of record of the shares of the Class A Common Stock, Class B Common Stock and the Class F Common Stock, voting together as a single class, shall be entitled to elect one (1) director of the Company (the “Common Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of the Class A Common Stock, Class B Common Stock and Class F Common Stock, voting together as a single class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a majority written consent of such stockholders. If the holders of a majority of the issued and outstanding shares of the Class A Common Stock, Class B Common Stock and Class F Common Stock, voting together as a single class, fail to elect the Common Director, then such directorship not so filled shall remain vacant until such time as such holders of record of the shares of the Class A Common Stock, Class B Common Stock and Class F Common Stock, voting together as a single class, elect a person to fill such directorship by vote or majority written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of the Class A Common Stock, Class B Common Stock and Class F Common Stock that are entitled to elect a person to fill such directorship, voting together as a single class.
(vi)    Independent Director. The holders of record of the shares of: (a) Class F Common Stock; (b) Class B Common Stock; (c) Series Seed Preferred Stock; (d) Series A Preferred Stock; (e) Series B Preferred Stock; (f) Series B-1 Preferred Stock; (g) Series B-2 Preferred Stock; (h) Series B-3 Preferred Stock; (i) Series C Preferred Stock; (j) Series C-1 Preferred Stock; and (k) Series C-2 Preferred Stock, voting together as a single class (and expressly excluding the holders of record of the shares of Class A Common Stock), shall be entitled to elect one (1) director of the Company (the “Independent Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of a majority of the issued and outstanding shares of Class F Common Stock, Class B Common Stock, Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock, voting together as a single class (and expressly excluding the holders of record of the shares of Class A Common Stock), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a majority written consent of such stockholders. If the holders of a majority of the issued and outstanding shares of Class F Common Stock, Class B Common Stock, Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock,

Series B-3 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock, voting together as a single class (and expressly excluding the holders of record of the shares of Class A Common Stock), fail to elect the Independent Director, then any directorship not so filled shall remain vacant until such time as such holders of record of the shares of Class F Common Stock, Class B Common Stock, Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock, voting together as a single class (and expressly excluding the holders of record of the shares of Class A Common Stock), elect a person to fill such directorship by vote or majority written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship.
(c)    In the case of any vacancy in the office of a Series B Director, in accordance with the provisions of Article IV(B)(5)(b)(i) above, the holders of a majority of Series B Preferred Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of each director whose office is vacant. In the case of any vacancy in the office of the Series A Director, in accordance with the provisions of Article IV(B)(5)(b)(ii) above, the holders of a majority of Series A Preferred Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant. In the case of any vacancy in the office of the Series Seed Director, in accordance with the provisions of Article IV(B)(5)(b)(iii) above, the holders of a majority of Series Seed Preferred Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant. In the case of any vacancy in the office of the Class F Director, in accordance with the provisions of Article IV(B)(5)(b)(iv) above, the holders of a majority of Class F Common Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant. In the case of any vacancy in the office of the Common Director, in accordance with the provisions of Article IV(B)(5)(b)(v) above, the holders of a majority of Class A Common Stock, Class B Common Stock and Class F Common Stock, voting together as a single class, shall elect a successor or successors to serve for the unexpired Willi of the director whose office is vacant. In the case of any vacancy in the office of the Independent Director, in accordance with the provisions of Article IV(B)(5)(b)(vi) above, the holders of a majority of Series C-2 Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B-3 Preferred Stock, Series B-2 Preferred Stock, Series B-1 Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock, Class B Common Stock and Class F Common Stock, voting together as a single class, shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant.
(d)    BHCA Stockholders.
(i)    If a BHCA Stockholder, together with any of its Affiliates (as defined below), at any time holds any shares that, on either an unconverted or an individually converted basis (including if or as if optionally converted into Common

Stock in accordance with Article IV(B)(4) herein) and in the aggregate, would constitute more than 4.99% of a class of voting securities of the Company (such shares in excess of such 4.99% threshold, “Excess Shares”), then, except as otherwise set forth in Article IV(B)(6)(a) herein, elsewhere in this Certificate of Incorporation or any other agreements between the Company and its stockholders where the consent or vote of the stockholders is required on a particular matter, any Excess Shares shall not be entitled to consent or vote with respect to any matter (and regardless of the class or classes of securities that are voting on such matter) pursuant to the Certificate of Incorporation (including, without limitation, any vote, consent or agreement under Article IV(B)(4)(b) herein), the Bylaws, or any other agreements between the Company and its stockholders where the consent or vote of the stockholders is required on a particular matter, and such Excess Shares shall not be entitled to vote or to be counted for purposes of determining whether any vote required under the Certificate of Incorporation has been approved by the requisite percentage of voting securities or to be counted towards any quorum required pursuant to the Certificate of Incorporation. Without limiting the foregoing, a BHCA Stockholder may voluntarily elect to classify all or a portion of the shares of Common Stock and Preferred Stock held by it as Excess Shares, even if such shares are not in excess of such 4.99% threshold, by delivering written notice thereof to the Company. Such shares shall be deemed to be Excess Shares automatically and immediately upon delivery of such written notice to the Company. Once shares have been classified as Excess Shares (due to being in excess of such 4.99% threshold or by voluntary election by a BHCA Stockholder), such shares shall remain nonvoting, including in the event such BHCA Stockholder’s holdings fall below 4.99% of such class of voting securities of the Company, except upon a transfer as set forth in Article IV(B)(5)(d)(iii) below. No other rights attaching to the Excess Shares shall be amended, reduced, waived or otherwise varied pursuant to this Article IV(B)(5)(d).
(ii)    If a BHCA Stockholder and one or more of its Affiliates each hold shares of capital stock of the Company that, in the aggregate, would constitute more than 4.99% of a class of voting securities of the Company, such BHCA Stockholder and such Affiliates may direct the Company as to how to allocate the Excess Shares among the BHCA Stockholder and such Affiliates. In addition, nothing herein or elsewhere shall prohibit a BHCA Stockholder from transferring any portion of its shares to an Affiliate of such BHCA Stockholder.
(iii)    Excess Shares shall remain nonvoting upon transfer (including upon transfer to other BHCA Stockholders), except that Excess Shares shall be entitled to the full voting rights set forth for such shares pursuant to the Certificate of Incorporation and shall no longer be deemed to be Excess Shares following the transfer of such Excess Shares to:
(1)    the Company;
(2)    a transferee in a widespread public distribution of the voting securities of the Company;

(3)    an underwriter for the purpose of conducting a widespread public distribution of the voting securities of the Company;
(4)    a transferee in a transfer or series of related transfers in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of voting securities of the Company; or
(5)    a transferee if such transferee would control more than fifty percent (50%) of the voting securities of the Company notwithstanding any transfer of Excess Shares.
(iv)    With respect to the drag-along right (the “Drag-Along Right”) set forth in the Eighth Amended and Restated Voting Agreement, dated on or about the date hereof, by and among the Company and the investors party thereto (as amended and in effect from time to time, the “Voting Agreement”), a BHCA Stockholder will not be entitled to vote as to whether such Drag-Along Right is invoked unless (a) such a vote would be permitted under the BHCA and (b) such BHCA Stockholder expressly agrees in writing with the Company that such BHCA Stockholder is permitted to vote as to such matter.
(v)    For the purposes of this Certificate of Incorporation:
(1)    the “BHCA” means the Bank Holding Company Act of 1956, as amended;
(2)    a “BHCA Stockholder” means any holder of capital stock of the Company that is a bank, bank holding company, or company that is treated as a bank holding company under the U.S. International Banking Act of 1978, or an entity that is controlled by a bank or a bank holding company or company treated as a bank holding company, as such terms are defined under the BHCA, or an Affiliate of any such entity.
(3)    an “Affiliate” of any person or entity shall have the meaning set forth in the BHCA and the BHCA’s implementing regulation, Regulation Y, as issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”); and
(4)    a “class of voting securities” shall have the same meaning as “class of voting shares” in the Federal Reserve Board’s Regulation Y.

(vi)    The Company shall not, directly or indirectly, repurchase, redeem, retire or otherwise acquire, and no BHCA Stockholder shall (and each BHCA Stockholder shall cause its Affiliates not to) acquire, any of the Company’s capital stock, or take any other action, if, as a result, a BHCA Stockholder would own or control, or be deemed to own or control, collectively, greater than 24.99% of the total equity of the Company; provided, however, that the foregoing restriction shall not apply to (a) any repurchases or redemptions to the extent a BHCA Stockholder is permitted to participate on a pro rata basis such that after such repurchase or redemption the BHCA Stockholder’s ownership of the Company’s shares of capital stock would not exceed the limitation set forth in the foregoing clause or (b) repurchases pursuant to the BHCA Put Right. Notwithstanding the foregoing, if, for any reason, a BHCA Stockholder is deemed to hold greater than 24.99% of the total equity of the Company, the BHCA Stockholder, with the good faith cooperation of the Company, shall seek to transfer to a third party as promptly as practicable an amount of shares sufficient to ensure compliance with the preceding sentence. If the BHCA Stockholder, with the good faith cooperation of the Company, is unable to transfer the necessary amount of capital stock to a third party using commercially reasonable efforts to do so, the Company shall have the right to exercise the Company’s redemption right set forth in the last sentence of Section 2.4(h)(ii)(B) of the Investors’ Rights Agreement.
6.    Protective Provisions.
(a)    Preferred Stock Protective Provisions. So long as at least 5,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, combinations or other similar recapitalizations), the Company shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together on an as-converted to Class A Common Stock basis (which shall include the approval of the holders of (1) a majority of the then outstanding shares of Series B Preferred Stock with respect to subpart (v) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series B Preferred Stock, (2) 66.67% of the then outstanding shares of Series B-1 Preferred Stock with respect to subpart (v) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series B-1 Preferred Stock, (3) a majority of the then outstanding shares of Series B-2 Preferred Stock with respect to subpart (v) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series B-2 Preferred Stock, (4) a majority of the then outstanding shares of Series B-3 Preferred Stock with respect to subpart (5) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series B-3 Preferred Stock, (v) a majority of the then outstanding shares of Series C Preferred Stock with respect to subpart (v) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series C Preferred Stock), (6) a majority of the then outstanding shares of Series C-1 Preferred Stock with respect to subpart (v) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series C-1 Preferred Stock), and (7) a majority of the then outstanding shares of Series C-2 Preferred Stock with respect to subpart (v) below in the event such amendment, alteration or repeal is made to the rights, preferences or privileges of the Series C-2 Preferred Stock):
(i)    create, authorize or issue (whether by reclassification or otherwise) any new class or series of capital stock or any security that is senior to or on parity with any series of the Preferred Stock with respect to any right, preference or privilege; provided, that each BHCA Stockholder shall be entitled to vote, or consent with respect to, any Excess Shares with respect to the matters set forth in this clause (i) only with respect to shares or securities that would rank senior to the Series B-1 Preferred Stock with respect to any right, preference or privilege;
(ii)    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (A) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (B) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Class A Common Stock, (C) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof and (D) repurchase of shares of Preferred Stock or Common Stock from a BHCA Stockholder pursuant to the BHCA Put Right or any other agreement between the Company and such BHCA Stockholder that has been approved by the Board of Directors;
(iii)    liquidate, dissolve or wind-up the business and affairs of the Company, or consent to any of the foregoing, unless such actions are in connection with any Deemed Liquidation Event;
(iv)    increase or decrease the authorized number of shares of Preferred Stock or Common Stock; provided, that each BHCA Stockholder shall be entitled to vote, or consent with respect to, any Excess Shares with respect to the matters set forth in this clause (iv) solely with respect to an increase or decrease in the authorized number of shares of Series B-1 Preferred Stock;
(v)    amend, alter or repeal any of the rights, preferences or privileges of any series of the Preferred Stock in a manner adverse to such series of Preferred Stock (whether by amending, altering or repealing any provision of the Certificate of Incorporation or Bylaws, or otherwise); provided, that each BHCA Stockholder shall be entitled to vote, or consent with respect to, any Excess Shares with respect to the matters set forth in this clause (v) solely with respect to an amendment, alteration or repeal that would significantly and adversely affect the rights, preferences or privileges of the Series B-1 Preferred Stock;
(vi)    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to any series of the Preferred Stock; provided, that each BHCA Stockholder shall be entitled to vote, or consent with respect to, any Excess Shares with respect to the matters set forth in this clause (vi) solely with respect to an increase or decrease in the authorized number of shares of Series B-1 Preferred Stock;
(vii)    create, or authorize the creation of, or issue, or authorize the issuance of any debt security in an aggregate principal amount in excess of $100,000, unless such debt security has received the prior approval of the Board of Directors;
(viii)    increase or decrease the authorized number of directors constituting the Board of Directors, except in connection with an investment or financing transaction approved by the Board of Directors and otherwise permitted by this Certificate of Incorporation; or
(ix)    take any of the foregoing actions indirectly through a subsidiary of the Company.
(b)    Class B and Class F Common Stock Protective Provisions. So long as an aggregate of at least 4,500,000 shares of Class B Common Stock and Class F Common Stock are outstanding (as adjusted for stock splits, stock dividends, combinations or other similar recapitalizations), the Company shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the then outstanding shares of Class F Common Stock and Class B Common Stock, voting together as a single class::
(i)    amend, alter or repeal any of the rights, preferences or privileges of the Class F Common Stock or Class B Common Stock in a manner adverse to the Class F Common Stock or Class B Common Stock, respectively (whether by amending, altering or repealing any provision of the Certificate of Incorporation or Bylaws, or otherwise); or
(ii)    increase or decrease the authorized number of directors constituting the Board of Directors, except in connection with an investment or financing transaction approved by the Board of Directors and otherwise permitted by this Certificate of Incorporation.
7.    Status of Converted Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Article IV(B)(4) herein, the shares so converted shall be cancelled and shall not be issuable by the Company. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.
ARTICLE V
The Board of Directors is expressly authorized to make, alter or repeal the Bylaws, subject to the provisions of Article IV(B)(6) herein.
ARTICLE VI
Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII
(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, and if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability or a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
(B)    The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.
(C)    The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
(D)    Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or

(ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (clauses (i) and (ii) collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company or any of its subsidiaries.
ARTICLE IX
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim governed by the internal affairs doctrine. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
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The foregoing Seventh Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
Executed on September 30, 2025.

/s/ Michael A. Belshe
Michael A. Belshe, President
Signature Page to
Seventh Amended and Restated Certificate of Incorporation